Exhibit 10.1

MEDAREX, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT

Pursuant to Section 15 of the Medarex, Inc. 2002 Employee Stock Purchase Plan (the “Plan”), the Plan is amended as follows, effective on the date of an Agreement and Plan of Merger among the Company, Bristol-Myers Squibb Company, and a wholly-owned subsidiary of Bristol-Myers Squibb Company:

1.     Section 6 of the Plan is amended by adding the following new subsection (f):

(f)            Notwithstanding anything to the contrary in the Plan or any Offering, no Eligible Employee shall become a Participant in the Plan or any current or future Offering after the date of the Agreement and Plan of Merger among the Company, Bristol-Myers Squibb Company, and a wholly-owned subsidiary of Bristol-Myers Squibb Company.

2.     Section 8(a) of the Plan is amended by adding the following at the end of the last sentence:

provided, however, that notwithstanding anything to the contrary in the Plan or any Offering, no Participant may increase his or her Contributions after the date of the Agreement and Plan of Merger among the Company, Bristol-Myers Squibb Company, and a wholly-owned subsidiary of Bristol-Myers Squibb Company.